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                                                                   EXHIBIT 23.0

The Board of Directors
RedFed Bancorp Inc.:

  We consent to incorporation by reference in the registration statements (No. 33-86846, 33-86848, and 333-4580) on Form S-8 of RedFed Bancorp Inc. of our report dated January 28, 1998, except as to note 19 to the consolidated financial statements, which is as of February 4, 1998, relating to the consolidated statements of financial condition of RedFed Bancorp Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of RedFed Bancorp Inc.

                                          KPMG Peat Marwick LLP

Orange County, California
March 25, 1998